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                                                                     Exhibit 2.1


                             CERTIFICATE OF MERGER

This Certificate of Merger is filed in accordance with the provisions of Subsection 252(c) of the Delaware General Corporation Law.

         1. The name and State of Incorporation of the Constituent Corporations:

                  Nexland, Inc., a Delaware corporation
                  Nexland, Inc., an Arizona corporation

         2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged in accordance with Subsection 252 of the General Corporation Law of the State of Delaware.

         3. The Surviving Corporation is Nexland, Inc., a Delaware corporation.

         4. The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

         5. The executed Agreement of Merger is on file at the office of the Surviving Corporation located at 1101 Brickell Avenue, North Tower, Second Floor, Miami, FL 33131.

         6. A copy of the executed Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any Constituent Corporation.

         7. The authorized capital stock of the Constituent Corporation which is not a corporation under the laws of the State of Delaware (Nexland, Inc., an Arizona corporation) is Fifty Million (50,000,000) shares of common stock, and Ten Million (10,000,000) shares of preferred stock.

         8. The merger shall be effective when this Certificate is filed.


Dated: September 1, 2000.
                                                  /s/ Greg Levine
                                                  ------------------------------
                                                  Greg Levine, President

Attested:

/s/ Martin Dell'Oca
-------------------------
Martin Dell'Oca, Secretary